Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the IDEX Biometrics ASA 2020 Subscription Rights Incentive Plan and the IDEX Biometrics ASA 2020 Employee Share Purchase Plan of IDEX Biometrics ASA of our report dated October 14, 2020, with respect to the consolidated financial statements of IDEX Biometrics ASA for the years ended December 31, 2019 and 2018 included in its Registration Statement, as amended (Form F-1 No. 333-250186) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AS

Oslo, Norway

March 10, 2021